Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)
Terns Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	5,227,594 shares (3)	$3.18	$16,623,748.92	$153.10 per $1,000,000	$2,545.10
Total Offering Amounts					$16,623,748.92		$2,545.10
Total Fee Offsets							—
Net Fee Due							$2,545.10

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that becomes issuable under the 2021 Incentive Award Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (“ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Pursuant to 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 18, 2025, which date is within five business days prior to filing this Registration Statement.

(3)

Consists of (i) 4,356,329 additional shares of the Registrant’s common stock that became available for issuance on January 1, 2025 under the 2021 Plan, by operation of an automatic annual increase provision therein, and (ii) 871,265 additional shares of the Registrant’s common stock that became available for issuance on January 1, 2025 under the ESPP, by operation of an automatic annual increase provision therein.